Exhibit 2.2

Exhibit I

LOCK-UP AGREEMENT

[Date]

Aceto Corporation
4 Tri Harbor Court
Port Washington, NY 11050

Gentlemen:

Reference is made to that certain Membership Interest Purchase Agreement dated as of March 26, 2014 by and among Aceto Corporation, a New York corporation (“Aceto”), Rising Pharmaceuticals, Inc., a Delaware corporation, PACK Pharmaceuticals, LLC, an Arizona limited liability company (the “Company”), the Aschenbrand and O’Brien Family Trust, dated March 2001, Dushyant Chipalkatty, Chris Dungan, and Chris Dungan as Sellers’ Representative (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”).  Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agrees that the Stock Consideration (and any interest therein), which shares will be issued pursuant to an exemption under the Securities Act of 1933, as amended, and applicable state securities laws and will not be registered or qualified thereunder, shall not, for value or otherwise, be sold, assigned, transferred or otherwise disposed of in whole or part, and no option for the sale of such Stock Consideration will be granted, directly or indirectly, at any time for a period of three (3) years following the date hereof (the “Lock-Up Period”) and the undersigned further agrees that it shall not incur or suffer to exist any Lien on the Stock Consideration (collectively, the “Transfer Restrictions”).

The undersigned acknowledges and agrees further that the certificates representing the Stock Consideration shall bear the legends as set forth below:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR STATE SECURITIES LAWS. THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT FOR DISTRIBUTION OR RESALE. THEY MAY NOT BE SOLD, ASSIGNED, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933 OR STATE SECURITIES LAWS OR AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR STATE SECURITIES LAWS.”

“THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE AT THE COMPANY’S OFFICES.”

Furthermore, the undersigned acknowledges and agrees further that the appropriate “stop transfer” instructions should be placed against the certificates representing the Stock Consideration.

Notwithstanding the foregoing, during the Lock-Up Period, in the event there is a Pharmaceutical Change-in-Control Event or a Parent Change-in-Control Event, all Transfer Restrictions set forth in this Lock-Up Agreement on the Stock Consideration shall expire and be of no further force and effect.  In such event, Aceto (or any successor-in-interest) covenants and agrees to execute any and all documents and to perform such other acts as may be necessary to remove such Transfer Restrictions, including, without limitation, the re-issuance of unlegended certificates representing the Stock Consideration and the removal of any “stop transfer” instructions.

[Remainder of page left intentionally blank.]

Exhibit I

[_____________________________]

Accepted and agreed to on	, 2014, by

ACETO CORPORATION
By:

Name:

Title:

Signature Page to Lock-Up Agreement